EXHIBIT 23.1
Consent of Independent Registered Public Accounting Firm
     We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of UDR, Inc., for the registration of 3,813,188 shares of its common stock and to the incorporation by reference therein of our reports dated February 25, 2010, with respect to the consolidated financial statements and schedule of UDR, Inc. and the effectiveness of internal control over financial reporting of UDR, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2009, filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
Denver, Colorado
May 27, 2010